EXHIBIT 12
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


                       RATIO OF EARNINGS TO FIXED CHARGES


                                      1998           1997            1996            1995           1994            1993
Earnings                           6 Mo. Ended        Dec             Dec             Dec            Dec             Dec
--------                             June 30
                                  ------------  ------------    ------------    ------------   ------------    ------------


Income before taxes                    48,073        66,838          86,596          65,235         55,369          55,092
Plus: Fixed Charges                    84,306       108,964          61,168          51,127         36,594          24,791
Less: Interest captialized                  0             0               0               0              0               0
Less: Pref. Stock Div Requirement                                    -1,149          -1,296         -1,716          -2,653
                                  ------------  ------------    ------------    ------------   ------------    ------------

     Total Earnings                   132,379       175,802         146,615         115,066         90,247          77,230

Fixed Charges
-------------

Interest on Borrowings                 82,086       104,325          55,686          47,042         31,956          19,723
Plus: ESOP Int. Exp                        19            55              77              73             84              99
Plus: Amort. of Debt Expense                0             0               0               0              0               0
Plus: Rental Expense                    2,201         4,584           4,256           2,716          2,838           2,316
Plus: Preferred Stock Div Req's                                       1,149           1,296          1,716           2,653
                                  ------------  ------------    ------------    ------------   ------------    ------------

     Total Fixed Charges               84,306       108,964          61,168          51,127         36,594          24,791


Earnings in Excess (Deficit) of
 Fixed Charges                         48,073        66,838          85,447          63,939         53,653          52,439

Ratio of Earnings/Fixed Charges          1.57x         1.61x           2.40x           2.25x          2.47x           3.12x
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